Exhibit 99.1
FOR IMMEDIATE RELEASE
SEPTEMBER 9, 2008

Investor Contact:	Crystal C. Bell, Investor Relations Specialist
Phone: (214) 721-9407
Chris.Bell@CrosstexEnergy.com

Media Contact:	Jill McMillan, Manager, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com
CROSSTEX ENERGY REPORTS NO SIGNIFICANT HURRICANE DAMAGE
TO FACILITIES IN LOUISIANA
DALLAS, September 9, 2008 — Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) announced today that its assets in Louisiana sustained no significant physical damage as a result of Hurricane Gustav. Currently, most of the Partnership’s facilities along the Gulf Coast are operational; however, limited electrical power availability has delayed operations at the Plaquemine processing plant and the Riverside fractionation plant. The financial impact of Hurricane Gustav remains uncertain, but it is expected the storm could have a $7-8 million negative impact on the Partnership’s financial results for the third quarter of 2008, assuming resumption of normal operations by the end of next week.
“The safety and security of our employees and their families are our top priorities,” said Barry E. Davis, Crosstex Chairman, President and Chief Executive Officer. “We are extremely fortunate that our employees made it through Hurricane Gustav safely and our property incurred only minor damage.”
Hurricane Ike is expected to enter the Gulf of Mexico tomorrow, Wednesday, September 10, and its projected path is currently along the southeast coast of Texas. In response to the storm, the Partnership has initiated its hurricane preparedness plan and is in the process of securing its facilities and making plans to ensure the safety of its employees and contractors. If the storm continues on its current path, it could further disrupt gas production but should not slow down Louisiana infrastructure repair.
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Crosstex Energy Reports No Significant Hurricane Damage to Facilities in Louisiana

About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 5,700 miles of pipeline, 12 processing plants, four fractionators, and approximately 190 natural gas amine-treating plants and dew point control plants. Crosstex currently provides services for over 4.0 Bcf/day of natural gas, or approximately eight percent of marketed U.S. daily production.
Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation) owns the two percent general partner interest, a 34 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Partnership can be found at www.crosstexenergy.com.
This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to the impact of Hurricanes Gustav and Ike on the Corporation’s and Partnership’s operations, financial condition and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include the following: (1) the amount of natural gas transported in the Partnership’s gathering and transmission lines may decline as a result of competition for supplies, reserve declines and reduction in demand from key customers and markets; (2) the level of the Partnership’s processing and treating operations may decline for similar reasons; (3) fluctuations in natural gas and NGL prices may occur due to weather and other natural and economic forces; (4) there may be a failure to successfully integrate new acquisitions; (5) the Partnership’s credit risk management efforts may fail to adequately protect against customer nonpayment; (6) the Partnership may not adequately address construction and operating risks; and (7) other factors discussed in the Partnership’s and the Corporation’s Annual Reports on Form 10-K for the year ended December 31, 2007, and other filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
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